Exhibit 10.28

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Confidential

Execution Version

MANUFACTURING AND SERVICES AGREEMENT

THIS MANUFACTURING AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2016 (the “Effective Date”), by and between Paratek Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with an address at 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116, United States (“Paratek”) and CIPAN – Companhia Industrial Produtora de Antibióticos, S.A., a corporation organized and existing under the laws of Portugal with an address at Rua da Estação, n°42, 2600-726 Castanheira do Ribatejo, Portugal (“CIPAN” and, collectively with Paratek, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, CIPAN is experienced in the manufacture of active pharmaceutical ingredients in the antibiotic field;

WHEREAS, [* * *] to manufacture increased quantities of Minocycline HCI precursor meeting the Specifications (“Minocycline Starting Material”) and to manufacture crude Omadacycline meeting the Specifications (“Crude Omadacycline” and, collectively with the Minocycline Starting Material, the “Products”, and each, a “Product”);

WHEREAS, Paratek intends to purify or have purified Crude Omadacycline into Omadacycline and develop, market and sell Paratek Products (as defined below), including pharmaceutical products containing Omadacycline as the active pharmaceutical ingredient; and

WHEREAS, Paratek desires to have CIPAN manufacture the Products for Paratek and CIPAN desires to do so all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated below:

1.1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with that Person at any time during the period for which the determination of affiliation is being made. The term “control,” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”), as used in this Section 1.1.1 with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.2 “Agreement” has the meaning set forth in the preamble hereto.

1.1.3 “Approval Date” means, with respect to any Batch, the date on which such Batch is approved for release by CIPAN’s quality assurance group in accordance with the Quality Agreement.

1.1.4 “Approved Supplier” means any supplier that (a) has been approved with respect to quality standards by either Paratek or CIPAN and, in the event such approval was given by CIPAN, (b) has been agreed to by Paratek by way of Paratek’s approval of the Quality Agreement in which such supplier has been set forth.

1.1.5 “Batch” means, with respect to a Product at any given time, a discrete output or isolation from a set of unit operations described in the then-current batch record instructions for such Product. The batch size for each Product shall be related to the capacity of a given equipment train and is dependent on the maximum utilization of the bottle-neck reactor or vessel. As of the Effective Date, a Batch of Minocycline Starting Material is [* * *] and a Batch of Crude Omadacycline is [* * *].

1.1.6 “Business Day” means a day on which banking institutions in Boston, Massachusetts and Castanheira do Ribatejo, Portugal are open for business.

1.1.7 “Calendar Quarter” means, with respect to any given Calendar Year, the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter and (b) the last Calendar Quarter of the Term shall end upon the effective date of expiration or termination of this Agreement.

1.1.8 “Calendar Year” means each successive period of twelve (12) consecutive months commencing on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2016; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.1.9 “Change of Control” means any transaction or series of transactions wherein (a) the voting securities of CIPAN outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction or transactions; (b) the stockholders or equity holders of CIPAN approve a plan of complete liquidation of CIPAN, or an agreement for the sale or disposition by CIPAN of all or substantially all of CIPAN’s assets, other than to an Affiliate; (c) a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of CIPAN or (d) substantially all of CIPAN’s business or assets which relate to this Agreement are sold or otherwise transferred to a Third Party.

1.1.10 “CIPAN” has the meaning set forth in the preamble hereto.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.11 “CIPAN Improvement” means any Invention that [* * *].

1.1.12 “CIPAN Representatives” has the meaning set forth in Section 13.1.2.

1.1.13 “CIPAN Technology” means (a) all intellectual property and embodiments thereof, including any Inventions, owned by CIPAN or its Affiliates as of the date hereof that are not Paratek Technology or Joint Technology and (b) the CIPAN Improvements.

1.1.14 “Confidential Information” means, with respect to any Party, such Party’s technology, data, know-how, or information whether written or oral, technical or non-technical, including, but not limited to, financial statements, reports, pricing, trade secrets, secret processes, formulae, samples, customer data (including, but not limited to, customer lists), the formulation of pharmaceutical dosage forms and compounds, manufacturing procedures, manufacturing processes, manufacturing equipment, manufacturing batch records, plant layouts, product volumes, quality control procedures, and quality control standards and the like, that is disclosed to the other Party. Confidential Information of Paratek shall include Manufacturing Information and Paratek Technology.

1.1.15 “Crude Omadacycline” has the meaning set forth in the recitals hereto.

1.1.16 “Current Good Manufacturing Practice” or “cGMP” means, at any given time, the current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the applicable laws and regulations of countries in which Products are intended to be sold, to the extent such standards are not inconsistent with GMP under the FD&C Act.

1.1.17 “Effective Date” has the meaning set forth in the preamble hereto.

1.1.18 “Facility” means CIPAN’s facility located at Rua da Estação, n°42, Vala do Carregado, 2600-726 Castanheira do Ribatejo, Portugal or any other facility approved in writing by the Parties for the Manufacture of Products.

1.1.19 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.1.20 “FD&C Act” means the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time.

1.1.21 “Firm Forecast Period” has the meaning set forth in Section 2.2.

1.1.22 “Force Majeure Event” has the meaning set forth in Article 16.

1.1.23 “Indemnified Party” has the meaning set forth in Section 13.1.3.

1.1.24 “Indemnifying Party” has the meaning set forth in Section 13.1.3.

1.1.25 “Initial Term” means the [* * *] period commencing on the Effective Date.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.26 “Inspection Period” has the meaning set forth in Section 9.2.1.

1.1.27 “Invention” means any development, information, invention, improvement, know-how, data or intellectual property, whether or not reduced to practice and whether or not patentable.

1.1.28 “Joint Technology” has the meaning set forth in Section 11.1.3.

1.1.29 “Laboratory” has the meaning set forth in Section 9.3.1.

1.1.30 “Latent Defect” shall mean any defect in a Product that is not reasonably discoverable through Paratek’s (or Paratek’s designee’s) normal incoming goods inspection verification methods and procedures, such methods and procedures to be in accordance with the Quality Agreement. By way of example only, the discoloration of a Product over time due to the presence of an excipient that is not compliant with the Specifications would constitute a Latent Defect.

1.1.31 “Losses” has the meaning set forth in Section 13.1.1.

1.1.32 “Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production of Products to be supplied to Paratek or its Affiliates hereunder, including the preparation, formulation, finishing, testing, storage and packaging for shipment of Products and the handling, storage and disposal of any residues or wastes generated thereby.

1.1.33 “Manufacturing Information” means all information and data relating to the Manufacture of Products provided by Paratek to CIPAN hereunder, including the Specifications, Methods of Analysis and all formulas and processes.

1.1.34 “Materials” means all materials, including all raw materials and ingredients required for the Manufacture of Products.

1.1.35 “Methods of Analysis” means the methods of analysis for the Products set forth in the Quality Agreement, as such Quality Agreement may be amended from time to time in accordance with its terms.

1.1.36 “Minocycline Starting Material” has the meaning set forth in the recitals hereto.

1.1.37 “Paratek” has the meaning set forth in the preamble hereto.

1.1.38 “Paratek Improvement” means any Invention [* * *].

1.1.39 [* * *]

1.1.40 “Paratek Licensee” means any Third Party to whom Paratek grants a license or a right to research, develop, make, have made, use, sell, have sold, import, export or otherwise exploit a Product or Paratek Product.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.41 “Paratek Product” means any pharmaceutical product owned, controlled or sold by Paratek, its Affiliates or Paratek Licensees that incorporates or is derived from a Product.

1.1.42 “Paratek Representatives” has the meaning set forth in Section 13.1.1.

1.1.43 “Paratek Technology” means (a) all intellectual property and embodiments thereof, including any Inventions, owned by Paratek as of the Effective Date that are not Joint Technology and (b) the Paratek Improvements.

1.1.44 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.1.45 “Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority.

1.1.46 “Product” and “Products” have the meaning set forth in the recitals hereto.

1.1.47 “Quality Agreement” has the meaning set forth in Section 8.1.

1.1.48 “Recall” means any recall, withdrawal or corrective action (whether voluntary or mandatory) or issue of an “NDA Field Alert” (as defined in 21 CFR 314.81).

1.1.49 “Regulatory Approval” means all authorizations by the competent Regulatory Authorities which are required for the manufacture, marketing, promotion, pricing and sale of a Product in a given country or regulatory jurisdiction in the Territory.

1.1.50 “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval for Products in the Territory.

1.1.51 “Reimbursement Reduction” has the meaning set forth in Section 7.3.1.

1.1.52 “Rejection Notice” has the meaning set forth in Section 9.2.1.

1.1.53 “Renewal Term” means each consecutive [* * *] period commencing on the expiration of the Initial Term or immediately preceding Renewal Term, until this Agreement is terminated pursuant to Article 14.

1.1.54 “Rolling Clinical Forecast” has the meaning set forth in Section 2.2.

1.1.55 “Rolling Commercial Forecast” has the meaning set forth in Section 2.2.

1.1.56 “Rolling Forecast” means a Rolling Clinical Forecast or a Rolling Commercial Forecast, as applicable.

1.1.57 “Scope of Work” has the meaning set forth in Section 3.1.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.1.58 “Seizure” means any action by FDA or any other Regulatory Authority to detain or destroy Product or prevent the release of Product.

1.1.59 “Services” has the meaning set forth in Section 3.1.

1.1.60 [* * *]

1.1.61 “Specifications” means the specifications for the Products set forth in the Quality Agreement, as such Quality Agreement may be amended from time to time in accordance with its terms.

1.1.62 “Supply Price” has the meaning set forth in Section 7.1.

1.1.63 “Term” means, in the aggregate, the Initial Term and all Renewal Terms, if any.

1.1.64 “Territory” means the United States of America and its territories and possessions and any other countries in the world added to the definition of “Territory” pursuant to Section 2.6.

1.1.65 “Third Party” means any Person other than Paratek, CIPAN and their respective Affiliates.

1.1.66 [* * *]

1.1.67 [* * *]

1.1.68 [* * *]

1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the term “or” shall have the inclusive meaning of the term “and/or”; (iv) “including” and its cognates shall have the non-limiting meaning of “including, without limitation”; (v) the term “will” shall have the same meaning and import as the term “shall”; (vi) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (vii) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (viii) Article and Section headings shall not affect the meaning or construction of any provision of this Agreement.

2.	GENERAL; FORECASTS AND ORDERS

2.1 Manufacture. CIPAN shall Manufacture and supply Products to Paratek or Paratek’s designee in such quantities and at such times as ordered by Paratek pursuant to the terms of this Agreement in exchange for payment of the applicable Supply Price for such Products. During the Term, CIPAN shall maintain the resources necessary to Manufacture Products pursuant to the terms of this Agreement and shall provide, at its own expense, all Materials and labor necessary to do so.

2.2 Forecasts. Within [* * *] after the Effective Date, Paratek shall submit to CIPAN a forecast of clinical supply of Products that Paratek anticipates ordering from CIPAN during the [* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

period (broken down by Product and by month and, if applicable, country in the Territory) following the date of such forecast and Paratek shall update such forecast on a rolling [* * *] basis every [* * *] thereafter (each, a “Rolling Clinical Forecast”) until Paratek no longer requires any clinical supply of Products. Beginning [* * *] prior to the anticipated launch of a Paratek Product in the Territory and for the remainder of the Term, Paratek shall submit to CIPAN a forecast of commercial supply of Products that Paratek anticipates ordering from CIPAN during the [* * *] period (broken down by Product and by month and, if applicable, country in the Territory) following the date of such forecast and Paratek shall update such forecast on a rolling [* * *] basis every [* * *] thereafter (each, a “Rolling Commercial Forecast”), provided that Paratek shall provide an updated Rolling Commercial Forecast within [* * *] after such Paratek Product receives Regulatory Approval by the applicable Regulatory Authority in a country in the Territory. Paratek shall place purchase orders for at least the quantity of each Product specified in the first [* * *] of each such Rolling Clinical Forecast or Rolling Commercial Forecast (such period, the “Firm Forecast Period”) and the remaining [* * *] of such forecast shall be a good faith estimate. Except as set forth in the immediately preceding sentence, Paratek shall not be required to order any fixed minimum quantity of either Product, notwithstanding any forecast or prior course of dealing.

2.3 Orders. Paratek may submit purchase orders for Products to CIPAN from time to time during the Term and at least [* * *] prior to the requested date of delivery. Each purchase order shall specify (a) the quantity of each Product ordered for delivery; and (b) the delivery date for that order. CIPAN shall Manufacture and supply Products in accordance with this Agreement and each applicable purchase order. Within five (5) Business Days after receiving any purchase order from Paratek, CIPAN shall accept such purchase order in writing provided it has been submitted and is otherwise in accordance with the terms and conditions of this Agreement and shall provide Paratek with a Manufacturing schedule for the Products subject to such purchase order. Notwithstanding the foregoing, with respect to any of the [* * *] in the then most recent Firm Forecast Period, CIPAN may reject, by written notice to Paratek, any portion of any purchase order to the extent that fulfilling the entirety of such purchase order would cause the aggregate number of units of a Product supplied by CIPAN during such month to exceed [* * *] of the units of such Product forecast for such month in the applicable Rolling Forecast; provided, however, that CIPAN will use its reasonable efforts to, but shall not be obligated to, supply such Product in excess of such [* * *] quantity. Paratek may cancel any firm purchase order (in whole or in part) at any time prior to the delivery for any quantity of a Product that CIPAN has not completed Manufacturing pursuant to such purchase order at the time that notice of cancellation is received by CIPAN, provided that, if CIPAN has commenced but not completed the Manufacture of such Product pursuant to such firm purchase order, [* * *].

2.4 Priority of Supply. CIPAN and its Affiliates shall (a) maintain capacity in the Facility to fill Paratek’s forecasted orders for each Product in a manner consistent with this Agreement, including purchase orders placed hereunder and (b) fill Paratek’s purchase orders placed pursuant to this Agreement for each Product prior to filling any orders of any other customer in the event of a labor, materials or capacity shortage.

2.5 [* * *]

2.6 Territory Expansion. At any time during the Term, Paratek may provide written notice to CIPAN of its desire to expand the Territory under this Agreement with respect to one (1) or both

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Products to include one (1) or more additional countries or territories. Promptly following such notification, the Supply and Quality Committee shall meet to discuss any expansion of CIPAN’s Manufacturing capabilities that would be necessitated by such expansion in accordance with clause (b) of Section 4.3 and the Parties shall use good faith commercially reasonable efforts to execute an amendment that (a) amends the definition of “Territory” under Section 1.1.64 to include such additional countries or territories and (b) modifies the provisions of this Agreement as necessary in order to reflect the regulatory requirements of such additional countries or territories. For clarity, Paratek shall not be obligated to amend the definition of Territory at any point during the Term.

2.7 Supply to Paratek Licensees. In the event Paratek delivers a written request to CIPAN requesting that CIPAN engage in negotiations with a Paratek Licensee on the terms of a definitive agreement pursuant to which CIPAN would Manufacture and supply one (1) or both Products to such Paratek Licensee or a designee of a Paratek Licensee, CIPAN shall use commercially reasonable good faith efforts to negotiate and execute such agreement on substantially the same terms of this Agreement (including pricing, orders, forecasting, delivery, non-conformance, failure to supply, term and termination).

3.	SERVICES

3.1 Scopes of Work. CIPAN shall perform for Paratek certain services related to the development, technology transfer and Manufacturing (including scale-up and validation) of the Products (the “Services”) as set forth in one (1) or more statements of work to be mutually agreed by the Parties and attached as addenda to this Agreement (each, a “Scope of Work”). Each Scope of Work shall be automatically incorporated by reference into and governed by the terms and conditions of this Agreement. A Scope of Work shall include the scope of Services to be provided by CIPAN, any deliverables or milestones in connection with such Services, the fees payable for such Services, the applicable standard of service to be provided and any other relevant terms and conditions not already set forth in this Agreement. In the event of any conflict between this Agreement and any Scope of Work, the terms of this Agreement shall govern unless the Scope of Work explicitly states that its terms and conditions are to supersede this Agreement. The Parties may amend the activities or costs set forth in any Scope of Work by mutual written agreement.

3.2 Fees. As part of a Scope of Work, the Parties will negotiate reasonable costs for the Services to be performed by CIPAN for Paratek under such Scope of Work. CIPAN shall submit a cost estimate to Paratek for any such Service, and shall not commence any such Service until Paratek provides written notice of its approval of such cost estimate (or the Parties otherwise mutually agree on the costs for such Service). As a general principle, any such cost estimate shall reflect [* * *].

4.	SUPPLY AND QUALITY COMMITTEE

4.1 Composition. The Supply and Quality Committee shall be comprised of an equal number of representatives of each Party. Each Party shall appoint its respective representative to the Supply and Quality Committee within thirty (30) days of the Effective Date, and from time to time, may substitute one (1) or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. All Supply and Quality Committee representatives shall have appropriate expertise, seniority, decision-making authority and relevant expertise in matters related to the Manufacturing and supply of Products.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.2 Meetings. The Supply and Quality Committee shall meet as necessary to carry out its duties under Section 4.3, but no more often than once per Calendar Quarter, unless otherwise agreed by its members. Unless otherwise agreed by the Parties, each Party will request that one or more of its executive officers attend one meeting of the Supply and Quality Committee each Calendar Year. The Supply and Quality Committee shall meet in-person at Paratek or CIPAN or, alternatively, by means of teleconference, videoconference or other similar communications equipment.

4.3 Supply and Quality Committee Responsibilities. The Supply and Quality Committee shall provide a forum for the discussion, coordination and review of all activities under this Agreement (including under any Scope of Work), and shall in particular have responsibility for the following: (a) reviewing key metrics for each Product’s production and quality, and reviewing and monitoring any required remediation with respect to production and quality for each Product; (b) reviewing CIPAN’s capacity and short-term and long-term planning for clinical and commercial supply of each Product, including anticipating any capacity shortfalls and discussing the cost allocation of investments required to increase capacity or improve efficiencies; (c) reviewing and discussing draft Scopes of Work; (d) discussing the cost allocation, if any, of extraordinary costs incurred by CIPAN in connection with the Manufacture of Products or provision of Services; (e) establishing resource priorities and resolving resource conflicts; and (f) establishing and monitoring a process improvement incentive program.

4.4 Decision-Making. All of each Party’s representatives on the Supply and Quality Committee shall collectively have one (1) vote with respect to decisions before the Supply and Quality Committee. All decisions of the Supply and Quality Committee must be made by unanimous consent, which shall be documented in written minutes of the Supply and Quality Committee and signed by a representative of each Party.

5.	[* * *] ALTERNATIVE SUPPLY

5.1 [* * *]

5.2 Alternative Supply. At any time during the Term, Paratek may elect to qualify one (1) or more alternative manufacturing facilities (whether owned by a Third Party, Paratek or by one of Paratek’s Affiliates) to Manufacture the Products (each, a “Backup Supplier”). Paratek shall be responsible for any costs associated with qualifying Backup Suppliers. [* * *] CIPAN shall use commercially reasonable efforts to cooperate with the qualification of any Backup Supplier, including (a) technology transfer of all CIPAN Technology, Joint Technology and, to the extent in its possession, Paratek Technology, necessary or useful for the Manufacture of the Products; provided that, to the extent that such technology and know-how constitutes CIPAN Confidential Information it shall be subject to the provisions of Article 15 and Paratek’s designated Backup Supplier shall be required to enter into a confidentiality agreement with CIPAN containing substantially the same terms as Article 15 and (b) providing Paratek and any Backup Supplier with consulting services related to the Manufacture, quality control and quality assurance of the Products. Paratek shall reimburse CIPAN for performing such services described in the preceding sentence at [* * *] within [* * *] of invoice.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.	DELIVERY; FAILURE TO SUPPLY

6.1 Delivery. All Products shall be delivered [* * *]. CIPAN will notify Paratek at least ten (10) Business Days prior to any shipment of Product. Time is of the essence for all deliveries of Products. CIPAN shall ensure that all Product held in storage is stored in accordance with the Specifications until delivery to Paratek under this Agreement and that all storage areas meet cGMP requirements. CIPAN shall hold title to and bear all risk of loss or damage to Products and Materials prior to such item’s delivery to Paratek or its designee hereunder. In the event of any delay in delivery of Product from the delivery date on the applicable purchase order for such Product, if such delay is: [* * *], unless, in each case ((a) and (b)), such delay is due to a Force Majeure Event causing a worldwide shortage of the applicable Materials, in which case Article 16 shall apply.

6.2 Manufacturing Date. CIPAN shall schedule its Manufacturing operations so that all Products delivered have the maximum shelf life possible and in any event no Minocycline Starting Material delivered hereunder shall have less than [* * *] of shelf life remaining at the time of delivery. If Product is delivered to Paratek or Paratek’s designee whose shelf life does not conform to the requirements set forth in this Section 6.2, CIPAN shall promptly, at its cost and expense, refund or replace the non-conforming Product upon Paratek’s request.

6.3 Material Failure of Supply. If CIPAN, for any reason, fails to supply at least [* * *] of the units of any Product required to be delivered by CIPAN pursuant to valid purchase orders placed by Paratek during any period of [* * *] or longer beginning on the requested delivery date, in addition to and without limiting any other remedies available to Paratek, Paratek shall be entitled to notify CIPAN of its intent to source from the Backup Supplier all or any of the Products [* * *].

6.4 Notice of Failure to Supply. If CIPAN is unable or anticipates that it will be unable to supply Products meeting Paratek’s forecasted requirements of any Product(s) in a timely manner at any time during the Term, CIPAN shall provide prompt written notice to Paratek. Following such notice, the Parties shall discuss in good faith how to prevent or mitigate such inability to supply, including (i) an expansion of the Facility’s capacity and (ii) the ability of Paratek to seek [* * *] from a Backup Supplier(s). CIPAN shall implement in good faith any reasonable suggestions of Paratek to prevent or mitigate such inability to supply at its own expense unless otherwise mutually agreed upon by the Parties.

7.	PRICE AND PAYMENT

7.1 Supply Price. The price of Products to be sold to Paratek during the Term shall be based on the annual volume of each Product ordered by Paratek as set forth in Exhibit A attached hereto, subject to adjustment as set forth in Sections 6.1, 7.2 and 7.3 (such price for a Product, the “Supply Price” for such Product). [* * *]

7.2 Price Adjustments.

7.2.1 The Supply Price of Crude Omadacycline may be adjusted by the mutual agreement of the Parties upon the finalization of the final costs of Manufacturing Crude Omadacycline following the completion of Manufacture of the [* * *] registration batch of Crude Omadacycline.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.2.2 Beginning prior to [* * *], the Supply Price for each Product for the next Calendar Year shall be adjusted by mutual agreement of the Parties on a yearly basis at least [* * *] prior to the beginning of such Calendar Year, such adjustment to reflect: [* * *]. CIPAN will permit Paratek to promptly review such portions of its internal records, books and any other materials that are necessary in order to substantiate CIPAN’s proposed Supply Price for a Product or any adjustment to the Supply Price for a Product, such materials to be considered CIPAN’s Confidential Information hereunder. For clarity, Paratek shall have no right to review CIPAN’s records regarding other activities or products that are not relevant to the proposed Supply Price for a Product or any adjustment thereto as set forth in this Section 7.2.2.

7.3 [* * *]

7.4 Payment. CIPAN shall invoice Paratek for Products on or after the Approval Date and shall only charge Paratek for Products that are shipped to Paratek or Paratek’s designee pursuant to this Agreement. Paratek shall pay CIPAN for all supplied quantities of conforming Products within [* * *] from the date of invoice receipt; provided that, pending resolution regarding any disagreement between the Parties as to conformance of a Product to the requirements of this Agreement or the Quality Agreement, Paratek is not obligated for any payment with respect to any Product Paratek believes to be non-conforming. In this Agreement, unless expressly otherwise stated, all references to money or payments means US Dollars and all payments made hereunder shall be made in that currency.

7.5 Taxes and Other Charges. All Product prices are inclusive of taxes, shipping costs to the point of delivery, customs duties and other charges. Paratek and CIPAN shall cooperate to eliminate or minimize the amount of any such taxes imposed on the transactions contemplated in this Agreement. Paratek is not responsible for any penalties or interest related to the failure of CIPAN to collect sales, use, VAT or similar taxes.

8.	COMPLIANCE, QUALITY AND ENVIRONMENTAL

8.1 Quality Agreement. The Parties shall use good faith reasonable efforts to enter into a commercial pharmaceutical product quality agreement (the “Quality Agreement”) within sixty (60) days of the Effective Date. Each Party agrees to perform its respective obligations under the Quality Agreement in accordance with such agreement.

8.2 Compliance with Law. CIPAN shall conduct its Manufacturing operations hereunder in a safe and prudent manner, in compliance with all applicable laws and regulations (including, but not limited to, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes), and in compliance with all applicable provisions of this Agreement and the Quality Agreement. CIPAN shall obtain all necessary registrations and permits pertaining to activities contemplated by this Agreement and the Quality Agreement. To the extent necessary for the Regulatory Approval of Products, CIPAN shall permit the inspection of the Facility by Regulatory Authorities and shall supply all documentation and information requested by Paratek to obtain or maintain Regulatory Approval of Products.

8.3 Manufacturing Quality. CIPAN shall obtain all Materials from Approved Suppliers and shall pay such suppliers on a timely and current basis. All Products shall be Manufactured at the

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Facility. CIPAN shall sample and analyze all Materials upon receipt to ensure that such Materials are free of defects and meet the applicable specifications therefor. CIPAN shall take all necessary steps to prevent contamination and cross contamination of Products. Products shall be unadulterated and free from contamination, diluents and foreign matter in any amount.

9.	QUALITY AUDITS; TESTING AND INSPECTION OF THE PRODUCTS

9.1 Inspection and Auditing Rights. Paratek and its representatives shall have the right, at Paratek’s expense, to audit, inspect and observe the Facility, the performance by CIPAN of its obligations under this Agreement and the Quality Agreement, CIPAN’s compliance with applicable laws and regulations in the performance of its obligations under this Agreement and the Quality Agreement, and the handling, Manufacture, testing, inspection, storage, disposal and transportation of the Product by CIPAN and its permitted subcontractors, during normal business hours and upon at least [* * *] prior notice, provided that, [* * *] CIPAN shall make available to Paratek all relevant records and reports and Paratek shall have the right to copy all such records and reports. CIPAN agrees to respond to Paratek’s audit findings within [* * *] of receipt of Paratek’s audit report, to take prompt corrective action to remedy any observed violations of the terms of this Agreement, the Quality Agreement or of applicable law or regulations and to be responsive to the recommendations contained therein. Such audits may be conducted no more than [* * *] at [* * *] expense, provided that Paratek may also conduct follow-up audits or inspections at [* * *] expense at any time or times during a Calendar Year that are directed at [* * *].

9.2 Product Rejection and Inspection.

9.2.1 Paratek shall have a period of [* * *] from the date of Paratek’s delivery of Products (the “Inspection Period”) to inspect, or cause to have inspected by a Third Party designated by Paratek, any shipment of Products to determine whether such shipment conforms to Specifications or otherwise breaches CIPAN’s warranties set forth in this Agreement. Paratek shall give CIPAN notice of rejection (“Rejection Notice”) of any shipment of Products that, in whole or part, failed to meet Specifications or which otherwise breached CIPAN’s warranties set forth in this Agreement, in each case at the time of delivery pursuant to Section 6.1.

9.2.2 If Paratek determines during the Inspection Period for a Product(s) that such Product(s) did not conform to Specifications or otherwise breached CIPAN’s warranties set forth in this Agreement, in each case at the time of delivery pursuant to Section 6.1, it shall notify CIPAN prior to [* * *]. Paratek’s failure to timely deliver a Rejection Notice shall be deemed its acceptance of the Product, unless a Latent Defect of such Product exists. Paratek shall accompany any Rejection Notice with reasonable supporting evidence in its possession that shows that the Product delivered to Paratek by CIPAN was not Manufactured in accordance with Specifications or otherwise breaches CIPAN’s warranties set forth in this Agreement, in each case at the time of delivery pursuant to Section 6.1.

9.3 Independent Testing.

9.3.1 If Paratek delivers a Rejection Notice to CIPAN in respect of all or any part of a shipment of Product(s), then the Parties shall have [* * *] from the date of CIPAN’s receipt of such Rejection Notice to resolve any dispute regarding whether all or any part of such shipment of the

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Product(s) was Manufactured in conformance with Specifications and CIPAN’s warranties set forth in this Agreement. Either Party may request, in writing, at any time within such [* * *] period that an independent laboratory (a “Laboratory”) be used to determine whether the Product met Specifications at the time of delivery. Such Laboratory must be mutually acceptable to both Parties and shall meet all the requirements of an outside laboratory as specified in the Quality Agreement. The determination of the Laboratory shall be binding upon the Parties.

9.3.2 If the Laboratory determines, or the Parties otherwise agree, that the Product(s) met Specifications at the time of delivery, then Paratek shall (i) pay to CIPAN the Supply Price invoiced for such Product(s) pursuant to Section 7.1, and (ii) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing, if applicable.

9.3.3 If the Laboratory determines, or the Parties otherwise agree, that the Product(s) did not meet Specifications at the time of delivery, then CIPAN shall (i) reimburse Paratek for any Supply Price previously paid by Paratek for such non-conforming Product(s), (ii) pay to the Laboratory the amount of the fees charged by the Laboratory for such testing, if applicable (iii) dispose of the non-conforming Product, at CIPAN’s expense, in accordance with Paratek’s instructions, and (iv) re-initiate Manufacturing and supply of replacement Product(s) conforming to Specifications as soon as reasonably practicable (but in no event more than [* * *] following the Laboratory’s determination). Paratek shall pay to CIPAN the Supply Price for such replacement Product(s) in accordance with Section 7.1.

9.4 Latent Defects. As soon as either Party becomes aware of a Latent Defect in any Batch, such Party shall immediately notify the other Party thereof, and, at Paratek’s election, the applicable Batch shall be deemed rejected as of the date of delivery of such notice. In such case, CIPAN shall, without limiting any other remedies available to Paratek, (a) reimburse Paratek for any Supply Price previously paid by Paratek for such non-conforming Batch, (b) dispose of the non-conforming Batch, at CIPAN’s expense, in accordance with Paratek’s instructions, (c) Manufacture and supply of replacement Batch conforming to Specifications as soon as reasonably practicable (but in no event more than [* * *] following the discovery of the Latent Defect) and (d) reimburse Paratek for any reasonable out-of-pocket costs incurred by Paratek relating to the acceptance of returns from Paratek’s customers resulting from such non-conforming Batch. At its election, Paratek may recover undisputed amounts to which it may become entitled under this paragraph by deducting such amounts from amounts then due or that may subsequently become due to CIPAN from Paratek hereunder.

9.5 Samples and Record Retention. CIPAN shall retain records and retention samples of each Batch of Product for at least [* * *] and shall make the same available to Paratek upon request. After the required holding period, CIPAN shall provide written notice to Paratek and, at Paratek’s direction, shall either destroy or otherwise disposition such retention samples at CIPAN’s expense. During and after the term of this Agreement, CIPAN shall assist Paratek with respect to any complaint, issue or investigation relating to Product.

9.6 Government Inspections. Each Party shall promptly notify the other Party if such Party receives notice from a Regulatory Authority regarding a cGMP investigation or other inspection with respect to a Product. If CIPAN receives advance notice of any such investigation, inspection or visit by any Regulatory Authority to inspect the Facility or review the Manufacture of a Product, CIPAN shall permit, to the extent permitted by applicable law, Paratek or its representatives to be present during such visit, at Paratek’s expense. Upon Paratek’s request, CIPAN shall provide Paratek with a copy of any report issued by such Regulatory Authority following such visit.

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9.7 Recalls and Seizure.

9.7.1 Each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might result in the Recall or Seizure of Paratek Product(s). If either Party determines that it is necessary to Recall any Paratek Product, it shall immediately notify the other Party and CIPAN will collaborate with Paratek in connection with any Recall or Seizure. In any such situation, Paratek shall have the right to make all final decisions regarding a Recall or Seizure of Paratek Products.

9.7.2 CIPAN shall be liable for the out-of-pocket costs and expenses actually incurred by Paratek as a result of any Recall or Seizure (including any Supply Price paid for the Product incorporated in the relevant Paratek Product and any in-process or finished Product that cannot be shipped due to the Recall or Seizure), to the extent such Recall or Seizure results from [* * *].

9.7.3 Paratek shall be liable for the out-of-pocket costs and expenses actually incurred by CIPAN as a result of any Recall or Seizure to the extent such Recall or Seizure results from [* * *].

10.	MANUFACTURING CHANGES

10.1 Voluntary Changes.

10.1.1 Paratek may propose any change to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis by delivering a written notice to CIPAN of such proposed change. Within ten (10) Business Days of receiving such notice, CIPAN shall inform Paratek of any and all reasonable costs associated with implementing such change and if Paratek agrees to reimburse CIPAN for such costs, CIPAN shall implement such change as promptly as practicable in consultation in Paratek; provided, however, that, if CIPAN notifies Paratek that it has determined in good faith that such change is not in compliance with applicable laws or regulations (including cGMP), the Parties shall submit such dispute to a Third Party expert for resolution.

10.1.2 CIPAN shall not make any changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis without the prior written consent of Paratek.

10.2 Required Changes. If FDA or any other Regulatory Authority requests or requires any change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to any Product, the Parties shall promptly (but in no event more than ten (10) Business Days after receipt of the Regulatory Authority’s notice) meet and discuss an implementation plan for such change, including the allocation of any associated reasonable costs for such change. If the Parties, after discussing the proposed change in reasonable good faith negotiations, cannot agree on the plan for implementing such change, the costs (or cost allocation) of implementing such change or CIPAN is technically or financially incapable of making such change,

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[* * *]. Each Party agrees to promptly forward to the other copies of any written communication received by such Party from the FDA or any other Regulatory Authority that may affect the Manufacture or supply of any Product as contemplated herein.

11.	INTELLECTUAL PROPERTY

11.1 Ownership.

11.1.1 Paratek shall have sole ownership of all Paratek Technology, including all Paratek Improvements, and shall have the sole right to prosecute, maintain and enforce such Paratek Technology in its sole discretion. If, at any time before or during the Term, CIPAN owns (solely or jointly) any Paratek Improvements, CIPAN agrees to assign and does hereby assign all right, title and interest in and to such Paratek Improvements to Paratek. CIPAN shall, and shall cause its Affiliates to, execute and deliver all requested assignments and other documents, and take such other actions as Paratek may reasonably request, in order to perfect and enforce Paratek’s rights in the Paratek Improvements.

11.1.2 CIPAN shall have sole ownership of all CIPAN Technology, including all CIPAN Improvements, and shall have the sole right to prosecute, maintain and enforce such CIPAN Technology in its sole discretion. If, at any time before or during the Term, Paratek owns (solely or jointly) any CIPAN Improvements, Paratek agrees to assign and does hereby assign all right, title and interest in and to such CIPAN Improvements to CIPAN. Paratek shall, and shall cause its Affiliates to, execute and deliver all requested assignments and other documents, and take such other actions as CIPAN may reasonably request, in order to perfect and enforce CIPAN’s rights in the CIPAN Improvements.

11.1.3 Except as expressly set forth in this Section 11.1, each Party shall own all right, title and interest in and to: (a) any and all Inventions made solely by its or its Affiliates’ employees, staff, agents or independent contractors in connection with their activities under this Agreement; (b) any and all patent rights claiming any Invention described in clause (a) of this Section 11.1.3; and (c) any and all know-how embodied by or in any Invention described in clause (a) of this Section 11.1.3. Except as expressly set forth in this Section 11.1, the Parties shall jointly own all right, title and interest in and to: (i) any and all Inventions made jointly by the Parties or their respective Affiliates or their or their Affiliates’ employees, staff, agents or independent contractors in connection with their activities under this Agreement; (ii) any and all patent rights claiming any Invention described in clause (i) of this Section 11.1.3; and (iii) any and all know-how embodied by or in any Invention described in clause (i) of this Section 11.1.3 (such Inventions, patent rights and know-how described in clauses (i) through (iii), the “Joint Technology”). Subject to the license grants set forth in this Agreement, each Party shall be free to exploit, either itself or through the grant of licenses to Third Parties (which Third Party licenses may be further sublicensable), Joint Technology, throughout the world without restriction, without the need to obtain further consent from the other Party, and without any duty to account or payment of any compensation to the other Party. Paratek shall have the sole right to prosecute, maintain and enforce any patent rights within the Joint Technology, in its sole discretion, provided that Paratek shall provide CIPAN with a reasonable opportunity to review and comment on any patent filings (such comments to be considered for implementation by Paratek in good faith) with respect to the Joint Technology prior to submission thereof. Inventorship shall be determined in accordance with United States patent laws.

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11.2 Licenses.

11.2.1 Subject to the terms and conditions of this Agreement, during the Term, Paratek hereby grants to CIPAN, a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free license under the Paratek Technology, including the Paratek Improvements, solely to the extent necessary for CIPAN to perform its obligations under this Agreement and the Quality Agreement, for the sole purpose of performing such obligations.

11.2.2 CIPAN shall, and hereby does, grant to Paratek a non-exclusive, worldwide, perpetual, irrevocable, sublicensable, royalty-free license under the CIPAN Technology, including the CIPAN Improvements, (a) to the extent necessary to effect any transfer of technology pursuant to this Agreement and (b) to conduct Paratek’s business activities with respect to the Products and Paratek Products, including the Manufacture and exploitation of the Products and Paratek Products by Paratek, its Affiliates, Paratek Licensees or Third Parties[* * *].

11.3 Technology Transfer. Promptly following the Effective Date, and thereafter during the Term at least once per Calendar Quarter, or more often upon Paratek’s reasonable request, CIPAN shall transfer to Paratek all CIPAN Technology, Paratek Improvements and Joint Technology in CIPAN’s possession and not previously transferred to Paratek, for the purpose of enabling Paratek to exercise the license set forth in Section 11.2.2.

11.4 [†]

11.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by CIPAN are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. CIPAN agrees that Paratek, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against CIPAN under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Paratek shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Paratek’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Paratek’s written request therefor, unless CIPAN elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of CIPAN upon written request therefor by Paratek.

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12.	REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Representation and Warranties of Each Party. Each of Paratek and CIPAN hereby represents, warrants and covenants to the other Party hereto as follows:

12.1.1 it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

12.1.2 the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

12.1.3 it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

12.1.4 the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or by laws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

12.1.5 it shall comply with all applicable laws and regulations relating to its activities under this Agreement.

12.2 Representations and Warranties of CIPAN. CIPAN hereby further represents and warrants to Paratek as follows:

12.2.1 each Product at the time of delivery to Paratek (i) have been Manufactured, stored and shipped in accordance with cGMP and all applicable laws, rules, regulations or requirements; (ii) conform to the Specifications, are free from defects and are merchantable; (iii) are not adulterated or misbranded within the meaning of the FD&C Act; and (iv) have been shipped and stored in accordance with the procedures set forth under this Agreement and the Quality Agreement;

12.2.2 as of immediately prior to the delivery of each Product to Paratek, CIPAN has good and marketable title to all Products and Products are free from all liens, charges, encumbrances and security interests; and

12.2.3 CIPAN does not, at any time from and after the Effective Date, retain or use the services of (a) any person debarred under 21 U.S.C. § 335a or (b) any person who has been convicted of a crime as defined under the FD&C Act, in each case in any capacity associated with or related to the Manufacture or supply of Products or any service rendered to Paratek under this Agreement or the Quality Agreement.

12.3 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has

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participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

12.4 [* * *]

13.	INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

13.1 Indemnification.

13.1.1 CIPAN shall indemnify, defend and hold harmless Paratek, its directors, officers, employees and agents (collectively, the “Paratek Representatives”) from and against all damages, losses, liabilities, expenses, claims, demands, suits, penalties or judgments or administrative or judicial orders (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) to, from or in favor of Third Parties to the extent resulting from or arising out of (i) the [* * *] actions or omissions of CIPAN or CIPAN Representatives; (ii) any breach by CIPAN of its representations, warranties or covenants in this Agreement; (iii) any Recall or Seizure attributable to CIPAN’s performance or failure to perform pursuant to this Agreement (including amounts Paratek may pay or credit to its customers for Products so Recalled or Seized); (iv) any assertion that the Manufacture of any Product infringe any patent, copyright or trademark or misappropriate any trade secret or other intellectual property of any Third Party, except to the extent that any such allegation relates to the Manufacturing Information; or (v) CIPAN’s failure to comply with any applicable law, regulation or order (including environmental laws, regulations and orders and any failure by CIPAN to obtain and maintain any Regulatory Approvals relating to the Manufacturing of Product and required to be obtained and maintained by CIPAN under applicable law, regulation or order); provided, however, that, in each case, CIPAN shall not be required to indemnify pursuant to this Section 13.1.1 with respect to any Losses to the extent arising from or related to the [* * *] actions or [* * *] omissions of one or more Paratek Representatives or Paratek’s breach of its representations, warranties, covenants or other obligations hereunder. The provisions of this Section shall survive the termination or expiration of this Agreement.

13.1.2 Paratek shall indemnify, defend and hold harmless CIPAN, its directors, officers, employees and agents (collectively, the “CIPAN Representatives”) from and against all Losses to, from or in favor of Third Parties to the extent resulting from or arising out of (i) the [* * *] actions or omissions of Paratek or Paratek Representatives; (ii) any breach by Paratek of its representations, warranties or covenants in this Agreement; or (iii) any allegation that the use of the Manufacturing Information in accordance with this Agreement infringes any patent, copyright or trademark or misappropriate any trade secret or other intellectual property of any Third Party; provided, however, that, in each case, Paratek shall not be required to indemnify pursuant to this Section 13.1.2 with respect to any Losses to the extent arising from or related to the [* * *] actions or [* * *] omissions of one or more CIPAN Representatives or CIPAN’s breach of its representations, warranties, covenants or other obligations hereunder. The provisions of this Section shall survive the termination or expiration of this Agreement.

13.1.3 Each Party and its directors, officers, employees or agents (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”), in writing, of any claim asserted or threatened against such Indemnified Party for which such Indemnified Party is entitled to

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indemnification hereunder from the Indemnifying Party. With respect to any such claim the Indemnified Party shall reasonably cooperate with and provide such reasonable assistance to such Indemnifying Party as such Indemnifying Party may reasonably request, and all reasonable out-of-pocket costs of such assistance shall be paid by the Indemnifying Party. Such reasonable assistance may include providing copies of all relevant correspondence and other materials that the Indemnifying Party may reasonably request. The obligations of an Indemnifying Party under Sections 13.1.1 and 13.1.2 are conditioned upon the delivery of written notice to the Indemnifying Party of any asserted or threatened claim promptly after the Indemnified Party becomes aware of such claim, provided that the failure of the Indemnified Party to give such notice or any delay thereof shall not affect the Indemnified Party’s right to indemnification hereunder, except to the extent that such failure or delay impairs the Indemnifying Party’s ability to defend or contest any such claim. The Indemnifying Party shall have the right to assume the defense of any suit or claim for which indemnification is sought. If the Indemnifying Party defends the suit or claim, the Indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. An Indemnifying Party may not settle a suit or claim, without the consent of the Indemnified Party, if such settlement would (a) impose any monetary obligation on the Indemnified Party for which indemnification is not provided hereunder, (b) not include a full release of claims with respect to the Indemnified Party (c) require the Indemnified Party to submit to an injunction or (d) otherwise limit the Indemnified Party’s rights under this Agreement. Any payment made by an Indemnifying Party to settle any such suit or claim shall be at its (or its insurer’s) own cost and expense.

13.2 EXCEPT [* * *], IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUES) ARISING OUT OF, OR AS A RESULT OF, THE SALE, DELIVERY, NONDELIVERY, SERVICING, USE OR LOSS OF USE OF THE PRODUCT, REGARDLESS OF WHETHER SUCH CLAIM IS BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR OTHER THEORY.

13.3 Insurance. CIPAN shall obtain and maintain insurance adequate to cover its obligations under this Agreement, to the extent such obligations are insurable. Without limiting the foregoing, CIPAN shall obtain and maintain the following kinds of insurance with the minimum limits set forth below.

Kind of Insurance	Minimum Limits

[* * *]	[* * *	]

[* * *]	[* * *	]

[* * *]	[* * *	]

Upon request, CIPAN shall furnish insurance certificates as directed by Paratek, satisfactory in form and substance to Paratek, showing the above coverages, and providing for at least ten (10) days’ prior written notice to Paratek by the insurance company of cancellation or modification. Paratek shall be named as an additional insured on the CIPAN’s policies. Coverage shall be procured with carriers [* * *].

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14.	TERM AND TERMINATION

14.1 Term. This Agreement shall commence on the Effective Date and continue, with respect to each Product, unless sooner terminated as set forth below in this Article 14 or in Article 16, for the duration of the Initial Term. After the Initial Term, this Agreement shall continue, with respect to each Product, for successive Renewal Terms unless either Party shall have given written notice of termination of this Agreement in its entirety or with respect to such Product to the other Party not less than [* * *] prior to the expiration of the Initial Term or the then-current Renewal Term.

14.2 Termination for Material Breach. In the event that either Party breaches any of its material obligations under this Agreement, the other Party may deliver written notice of such breach to the breaching Party. If the breaching Party fails to cure such breach within [* * *] following its receipt of such notice, the non-breaching Party may terminate this Agreement either in its entirety or on a Product-by-Product basis with respect to the Product to which such breach relates, by written notice to the breaching Party.

14.3 Termination for Insolvency. In the event that (i) either Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) either Party files a voluntary petition of bankruptcy in any court of competent jurisdiction or (iii) this Agreement is assigned by either Party for the benefit of creditors, then the other Party may terminate this Agreement either in its entirety or on a Product-by-Product basis by delivering written notice of termination, effective immediately. Such termination shall not give rise to the payment of any penalty, damages or indemnity by the terminating Party.

14.4 Effects of Termination.

14.4.1 Termination of this Agreement for any reason shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either Party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination.

14.4.2 Upon termination of this Agreement for any reason, (i) at Paratek’s request, CIPAN shall supply Paratek with its inventory of Materials, finished Products and/or works-in-progress and, for requested items, Paratek shall pay CIPAN [* * *]; (ii) all Paratek Materials and Confidential Information of Paratek shall be returned to Paratek; and (iii) at Paratek’s request, CIPAN shall return to Paratek all retention samples of Product.

14.4.3 Promptly following either Party’s delivery of a notice of termination to the other Party, CIPAN shall cooperate with Paratek to transfer and transition supply of the Products to a Third Party supplier. Upon Paratek’s request, CIPAN shall cooperate with Paratek in the transfer of technology and know-how necessary to Manufacture Products to such Third Party supplier, including providing Paratek and the Third Party supplier with reasonable access to the Facility and consulting services related to Manufacturing of the Product. CIPAN shall conduct such activities at [* * *] expense unless [* * *], in which case [* * *].

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.4.4 Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Paratek for any reason, upon Paratek’s request, CIPAN shall continue to Manufacture and supply Products to Paratek pursuant to this Agreement until [* * *]. During such time as CIPAN is continuing to supply Products to Paratek pursuant to this Section 14.4.4, Paratek shall continue to make payments to CIPAN for such supply in accordance with this Agreement and, for clarity, all terms of the Agreement relevant to CIPAN’s Manufacture and supply of Products shall survive termination and remain in effect.

14.5 Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1 (Definitions) (solely to the extent necessary to give meaning to other surviving sections), Section 7.4 (Payment) and Section 7.5 (Taxes and Other Charges) (in each case, solely with respect to payment obligations accruing prior to expiration or termination), Section 9.5 (Samples and Record Retention), Section 9.7 (Recalls and Seizure), Section 11.1 (Ownership of Intellectual Property), Section 11.2.2 (License to Paratek), Section 11.4 ([* * *]), Section 11.5 (Rights in Bankruptcy), Section 13.1 (Indemnification), Section 13.2 (Third Party Liability), Section 13.3 (Insurance) (for [* * *] following expiration or termination of this Agreement), Section 14.4 (Effects of Termination), Article 15 (Confidentiality), Article 17 (Notices) and Article 18 (General). Without limiting the foregoing, all of CIPAN’s obligations under this Agreement relating to compliance with cGMP in respect of the Materials and Products shall continue in force following expiration or termination of this Agreement according to the requirements of cGMP.

15.	CONFIDENTIALITY

15.1 Nondisclosure Obligation. Each of CIPAN and Paratek shall use only in accordance with this Agreement and shall not disclose to any Third Party the Confidential Information received by it from the other Party pursuant to this Agreement, without the prior written consent of the other Party. The foregoing obligations shall survive for a period of [* * *] after the termination or expiration of this Agreement. These obligations shall not apply to Confidential Information that:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(ii)	is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure; or

(iv)	is developed by the receiving Party independently of the Confidential Information received from the disclosing Party and such independent development can be documented by the receiving Party.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.2 Permitted Disclosures. Each Party may disclose the other Party’s Confidential Information to its employees and Affiliates on a need-to-know basis and to its agents or consultants to the extent required to accomplish the purposes of this Agreement; provided that the recipient Party obtains prior agreement from such agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. Each Party may also disclose the other Party’s Confidential Information as required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party; provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, and Affiliates do not disclose or make any unauthorized use of the other Party’s Confidential Information.

15.3 Disclosure of Agreement. Neither CIPAN nor Paratek shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided that either Party may disclose the terms of this Agreement

(i)	to the extent required to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall (a) provide the non-disclosing Party with written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances and (b) shall seek confidential treatment for as much of the disclosure as is reasonable under the circumstances, including, seeking confidential treatment of any information as may be requested by the other Party; or

(ii)	to one (1) or more Third Parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the Products, assets or business of the disclosing Party to which this Agreement relates or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that either (a) the other Party has consented to such disclosure or (b) such Third Parties have signed confidentiality agreements with respect to such information on terms no less restrictive than those contained in this Article 15.

15.4 Publicity. All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

16.	FORCE MAJEURE

If the production, delivery, acceptance, or use of Products specified for delivery under this Agreement, or the performance of any other obligation of one of the Parties hereunder is prevented, restricted or interfered with by reason of any cause or event beyond the reasonable control of such Party and without the fault or negligence of such Party (a “Force Majeure Event”), the Party so affected, upon prompt notice to the other Party, shall be excused from performing such obligation during the continuance of such Force Majeure Event. If such Force Majeure Event continues for a period of [* * *] the other Party may terminate this Agreement by notice in writing provided that such Force Majeure Event is continuing. The affected Party as a result of a Force Majeure Event shall use all reasonable efforts, at its own expense, to eliminate the Force Majeure Event and to resume performance as soon as practicable.

17.	NOTICES

17.1 Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile, overnight courier or by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication at the address or facsimile numbers specified by such employee or representative.

17.2 Extraordinary Notices. Extraordinary notices and communications (including notices of termination, force majeure, material breach, change of address, requests for disclosure of Confidential Information, claims or indemnification) shall be in writing and sent to each Party by prepaid registered or certified airmail, or by facsimile confirmed by prepaid registered or certified airmail letter (and shall be deemed to have been properly served to the addressee upon receipt of such written communication) to the address set forth in Section 17.3 or such other address as notified in writing by such Party to the other Party.

17.3 Addresses.

If to Paratek:

Paratek Pharmaceuticals, Inc.

75 Park Plaza, 4th Floor

Boston, MA 02116

Attention: Vice President of Manufacturing

With a copy to:

Paratek Pharmaceuticals, Inc.

75 Park Plaza, 4th Floor

Boston, MA 02116

Attention: General Counsel

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

If to CIPAN:

CIPAN

Rua da Estação, n°42

2600-726 Castanheira do Ribatejo

Portugal

Attention: Chief Executive Officer

18.	GENERAL

18.1 Governing Law. This Agreement shall be construed in accordance with and governed by the law of [* * *] without giving effect to its conflict of laws provisions.

18.2 Escalation of Disputes. In the event of any dispute relating to this Agreement or the Quality Agreement, either Party may refer such dispute to the Supply and Quality Committee for resolution. If the Supply and Quality Committee is unable to resolve such dispute within [* * *] of such referral, either Party may escalate such dispute to each Party’s senior management for resolution. If each Party’s senior management is unable to resolve such dispute within [* * *] of such escalation, either Party may commence arbitration pursuant to Section 18.3.

18.3 Arbitration. Any dispute relating to this Agreement or the Quality Agreement that cannot be resolved pursuant to Section 18.2 may be referred by either Party to confidential arbitration in accordance with the ICC Rules of Arbitration. The arbitration hearing shall be held as soon as practicable following submission to arbitration. The arbitration hearing shall be held in London, England. The Parties shall request that the arbitration panel render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible. In any arbitration, the prevailing Party shall be entitled to reimbursement of its reasonable attorneys’ fees and the Parties shall use all reasonable efforts to keep arbitration costs to a minimum. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

18.4 Assignment. This Agreement shall be binding upon and inure to the benefit of each Party and their respective heirs, successors and permitted assigns. This Agreement shall not be assignable or transferable by either Party hereto without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except that Paratek may assign this Agreement without CIPAN’s consent to an Affiliate, a Paratek Licensee or a successor in connection with the merger, consolidation, reorganization or sale of all, or substantially all, of the Products, assets or business to which this Agreement relates. Any permitted assignee of this Agreement shall agree in writing to comply with all obligations of the assigning Party under this Agreement. CIPAN shall not subcontract any of its work hereunder without Paratek’s prior written consent and any such consent given by Paratek shall not release CIPAN from its obligations hereunder. For clarity, any Change of Control of CIPAN shall be deemed an assignment of this Agreement and subject to the provisions of this Section 18.4, regardless of the structure of such Change of Control.

18.5 Change of Control. During the Term, CIPAN will notify Paratek in writing if at any time CIPAN reasonably anticipates that a Change of Control will occur in the next thirty (30) days. [* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

18.6 Performance. Each Party agrees to perform its obligations under this Agreement, including under any Scope of Work, in a timely manner. CIPAN shall allocate adequate resources to execute its obligations under this Agreement, including under each Scope of Work. CIPAN represents and warrants that all Services shall be performed by qualified personnel in accordance with the highest industry standards.

18.7 Further Assurances. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.8 Entire Agreement. This Agreement, all Exhibits attached hereto, and the Quality Agreement (as the same may be amended from time to time by the written agreement of the Parties) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all other documents, agreements, verbal consents, arrangements and understandings between the Parties with respect to the subject matter hereof, including that certain Non-Disclosure Agreement between the Parties dated as of March 16, 2015, and that certain letter agreement between the Parties dated as of February 18, 2016. This Agreement shall not be amended orally, but only by an agreement in writing, signed by both Parties that states that it is an amendment to this Agreement.

18.9 Severability. If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, in any respect in any jurisdiction, the provision (or the relevant part thereof) shall be considered severed from this Agreement and shall not serve to invalidate the remainder of such provision or any other provisions hereof. The Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision (or any part thereof) with a valid, legal and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

18.10 Independent Contractor. CIPAN shall act as an independent contractor and neither Party shall have any authority to represent or bind the other Party in any way.

18.11 No Waiver. Any waiver by one Party of any right or such Party or obligation of the other Party must be in writing and shall not operate as a waiver of any subsequent right or obligation.

18.12 Equitable Relief. CIPAN acknowledges that any breach or threatened breach by CIPAN of its obligations under this Agreement (including under any Scope of Work) will cause irreparable harm to Paratek and that money damages would not be adequate to remedy such harm. Therefore, in addition to any other remedies available at law or in equity, Paratek shall be entitled to injunctive relief to prevent any such breach, without proof of damages or posting of a bond.

18.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. This Agreement, following its execution, may be delivered via PDF copies or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[Signature page follows.]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Evan Loh, MD
	Name:	Evan Loh, MD
	Title:	President

CIPAN – COMPANHIA INDUSTRIAL PRODUTORA DE ANTIBIÓTICOS, S.A.

By:	/s/ Teresa Alves		/	/s/ Hector ARA
	Name:	Teresa Alves	/	Hector ARA
	Title:	CEO	/	President Board Directors

[Signature page to Manufacturing and Services Agreement]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

Prices

[* * *]

[* * *]

[* * *]	[* * *]	[* * *]

[* * *]	[* * *]	[* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. WHERE SIX PAGES OF MATERIAL HAVE BEEN OMITTED, THE REDACTED MATERIAL IS MARKED WITH [●].

EXHIBIT B

[●]